Exhibit 2.1

Execution Version

RECAPITALIZATION AGREEMENT

This Recapitalization Agreement (this “Agreement”) is entered into as of March 21, 2012, by and among (i) Vantiv, Inc., a Delaware corporation (“Vantiv”), (ii) Vantiv Holding, LLC, a Delaware limited liability company (“Holding”), (iii) Fifth Third Bank, a bank chartered under the laws of the State of Ohio (“FTB”), (iv) FTPS Partners, LLC, a Delaware limited liability company and affiliate of FTB (“FTPS Partners”), (v) JPDN Enterprises, LLC, a Delaware limited liability company (“JPDN”), and (vi) each of the stockholders of Vantiv set forth on Exhibit A hereto (each, an “Existing Stockholder” and, collectively, the “Existing Stockholders”).  Each of the parties to this Agreement is referred to herein as a “Party” or, collectively, the “Parties.” Certain capitalized terms are defined in Section 5.1.

WHEREAS, as of immediately prior to the date hereof, the outstanding equity interests of Vantiv, which consist solely of shares of common stock of Vantiv, par value $0.01 per share (the “Old Common Stock”), are held by the Existing Stockholders in the numbers set forth across from their names on Exhibit A hereto;

WHEREAS, as of immediately prior to the date hereof, the outstanding equity interests of Holding, which consist of Class A Units (the “Holding Class A Units”) and Class B Units (the “Holding Class B Units” and, together with the Holding Class A Units, the “Holding Units”), are held by Vantiv, FTB, FTPS Partners and JPDN in the numbers and classes set forth across from their names on Exhibit B hereto;

WHEREAS, in connection with the proposed initial public offering of New Class A Common Stock (as defined below) of Vantiv (the “IPO”), the price per share of which will be determined on March 21, 2012, Vantiv desires to purchase (conditional upon the exercise by the underwriters of their option to purchase from Vantiv additional shares of New Class A common stock to cover over-allotments, if any) with a portion of the net proceeds from the IPO an aggregate of up to 2,086,064 Holding Class B Units from FTB and FTPS Partners (the “Unit Purchase”);

WHEREAS, in connection with the IPO, the Parties desire to effect a recapitalization of Vantiv and Holding on the terms as more fully set forth herein prior to the time of delivery to the underwriters of the New Class A Common Stock being offered and sold in the IPO (the “IPO Closing Time”):

WHEREAS, prior to the date hereof, (i) Transactive Ecommerce Solutions Inc. (“Transactive”) has filed a Statement of Intent to Dissolve with the Director of Corporations Canada, (ii) Fifth Third Financial Corporation, Vantiv and JPDN have contributed all of their respective common shares of Transactive to Holding, which shares Holding immediately contributed to Vantiv, LLC, a wholly owned subsidiary of Holding, and (iii) the board of directors and shareholders of Transactive have approved the dissolution of Transactive pursuant to the Canada Business Corporations Act;

WHEREAS, the Parties intend that the reclassification of Old Common Stock into shares of New Common Stock will qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Parties intend that the issuance of the New Class B Common Stock will be treated as issued to FTB and FTPS Partners in partial consideration for the Unit Purchase to the extent permissible by law.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, the Parties do hereby covenant and agree as follows:

ARTICLE I

RECLASSIFICATION

1.1           The transactions encompassed in this Article I (the “Recapitalization”) shall be effected in the order set forth in this Article I.

1.2           Contribution of Holding Units.  JPDN will contribute to Vantiv all of its right, title and interest in and to the 69,545 Holding Class A Units and 66,818 Holding Class B Units (the “JPDN Class B Units”), which, collectively, constitute all of the Holding Units held by JPDN (the “JPDN Holding Units”), free and clear of all Liens, in exchange for the issuance by Vantiv of 1,363.63 duly authorized, validly issued, fully paid and non-assessable shares of Old Common Stock and the JPDN Class B Units, upon such contribution to Vantiv and without any further action required, shall automatically convert into 66,818 Class A Units (the transactions set forth in this paragraph are referred to collectively as the “JPDN Contribution”).

1.3           Amendment of LLC Agreement.  Holding will amend and restate its existing limited liability company agreement in the form of the Second Amended and Restated Limited Liability Company Agreement attached hereto as Exhibit C (the “Amended LLCA”), in order, among other things, to effect a split of the Holding Units, pursuant to which each Holding Unit held by a member immediately prior to the date hereof shall represent, immediately following such split, 1.7576049 Holding Units (the transactions set forth in this paragraph are referred to collectively as the “Holding Unit Split”).

1.4           Amendment of Certificate and Bylaws.

1.4.1        Following the effectiveness of the Amended LLCA, Vantiv will amend and restate its existing certificate of incorporation in the form of the Amended and Restated Certificate of Incorporation attached hereto as Exhibit D (the “Amended Charter”), in order, among other things, to (x) authorize a new Class A common stock, par value $0.00001 per share, of Vantiv, having the rights, preferences, privileges and restrictions set forth therein (the “New Class A Common Stock”), and a new Class B common stock, no par value per share, of Vantiv, having the rights, preferences, privileges and restrictions set forth therein (the “New Class B Common Stock” and, together with the New Class A Common Stock, the “New Common Stock”), and (y) reclassify each share of Old Common Stock into 175.76049 duly authorized, validly issued, fully paid and non-assessable shares of New Class A Common Stock and (z) cancel and eliminate the Old Common Stock.  Vantiv shall file the Amended Charter with the Secretary of State of the State of Delaware in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, to be effective March 21, 2012, immediately following the effectiveness of the Amended LLCA.

1.4.2        Amendment of Bylaws. Following the effectiveness of the Amended LLCA, Vantiv will also amend and restate its existing bylaws in the form of the Amended and Restated Bylaws attached hereto as Exhibit E (the “Amended Bylaws”), Vantiv shall adopt the Amended Bylaws to be effective March 21, 2012, immediately following the effectiveness of the Amended LLCA.

1.5           Cancellation of Old Common Stock.

1.5.1        Immediately upon the filing of the Amended Charter, (a) each of the Existing Stockholders holding shares of Old Common Stock shall be entitled to receive 175.76049 shares of Class A Common Stock in exchange for each share of Old Common Stock held by such Existing Stockholder and (b) each of the stock certificates representing shares of Old Common Stock (the “Certificate(s)”) shall cease to represent any ownership interest in Vantiv and shall thereafter represent only the right to receive the shares of New Class A Common Stock into which such shares of Old Common Stock have been reclassified in accordance with this Article I.

1.5.2        Promptly following the filing of the Amended Charter, each of the Existing Stockholders holding Old Common Stock will surrender the Certificate(s) representing their shares of Old Common Stock to Vantiv or its designee, accompanied by a stock power duly executed in blank. Immediately thereafter, Vantiv shall cancel all such Certificates and (i) to the extent that shares of the New Class A Common stock are certificated, issue new certificates representing the duly authorized, validly issued, fully paid and non-assessable shares of New Class A Common Stock into which such Old Common Stock has been reclassified (together with the certificates representing the shares of New Common Stock issued pursuant to Sections 1.2 and 1.6, the “New Certificates”) or (ii) to the extent that the shares of New Class A Common Stock are uncertificated, establish an electronic book-entry account representing the duly authorized, validly issued, fully paid and non-assessable shares of New Class A Common Stock into which such Old Common Stock has been reclassified, in each case in the amounts set forth opposite such Existing Stockholder’s name on Exhibit F hereto.  If any Certificate shall have been lost, stolen or destroyed, the holder of such Certificate shall make an affidavit of that fact and provide an indemnity in form and substance satisfactory to Vantiv.  No fractional shares of New Common Stock shall be issued in connection with the Recapitalization, and each Investor hereby waives any right to payment in lieu of such fractional shares.  Vantiv shall make all appropriate notations in its books and records to record the issuance of New Common Stock and the surrender and cancellation of the shares of Old Common Stock.

1.6           Issuance of New Class B Common Stock.  Immediately upon the filing of the Amended Charter and the cancellation of the Old Common Stock, Vantiv will issue (i) 78,240,102 duly authorized, validly issued, fully paid and nonassessable shares of New Class B Common Stock to FTB and (ii) 7,765,098 duly authorized, validly issued, fully paid and nonassessable shares of New Class B Common Stock to FTPS Partners, in each case, in partial consideration of the Unit Purchase. The parties intend that the transactions contemplated by this Section 1.6 and that the transaction contemplated by Section 1.5 will qualify as a recapitalization within the meaning of Section 368(a)(1) of the Code, will be in partial consideration for the Unit Purchase, and the parties will take the position for all U.S. federal and other applicable income tax purposes that the transactions contemplated hereby so qualify unless a contrary position is required by Applicable Law or the good faith resolution of a tax contest. The matters set forth in Sections 1.4, 1.5 and 1.6 shall be collectively referred to as the “Vantiv Reclassification”.

1.7           Unit Purchase.  To effect the Unit Purchase, FTB and FTPS Partners shall sell to Vantiv, and Vantiv shall purchase from FTB and FTPS Partners (in each case, conditional upon the exercise by the underwriters of their option to purchase from Vantiv additional shares of New Class A Common Stock to cover over-allotments) an aggregate number of Holding Class B Units equal to the number of shares of New Class A Common Stock to be sold by the Existing Stockholders pursuant to the exercise by the underwriters of such option, which sale by FTB and FTPS Partners shall be made pursuant to, and in accordance with, Section 2.4(b) of the Exchange Agreement. The price per unit shall be the price per share at which the Class A common stock is sold to the public less the underwriting discount, which price shall be set forth on Schedule 1 hereto (promptly following the time at which such price is determined), to be paid by Vantiv to FTB by wire transfer of immediately available funds at the IPO Closing Time to an account designated in writing to Vantiv.

ARTICLE II

ADDITIONAL AGREEMENTS

2.1           Entry into Additional Agreements. As of immediately following the execution hereof:

2.1.1        Vantiv, Holding, FTB and FTPS Partners shall enter into the Exchange Agreement (as amended, modified or supplemented from time to time, the “Exchange Agreement”), to be effective immediately after the Vantiv Reclassification and before the IPO Closing Time;

2.1.2        Vantiv, the Existing Stockholders, FTB, FTPS Partners and JPDN shall enter into the Registration Rights Agreement (as amended, modified or supplemented from time to time, the “Registration Rights Agreement”), to be effective immediately after the Vantiv Reclassification and before the IPO Closing Time;

2.1.3        Holding shall execute the Warrant, dated June 30, 2009 (the “Warrant”), upon presentment of the existing Warrant, to be effective immediately after the JPDN Contribution and before the IPO Closing Time;

2.1.4        Vantiv and each of JPDN, FTB and certain investment fund affiliates of Advent International Corporation shall enter into the Tax Receivable Agreements (the “Stockholder TRAs”), and Vantiv, FTB, FTPS Partners, JPDN, Advent International Corporation and certain investment fund affiliates of Advent International Corporation shall enter into a Tax Receivable Agreement relating to net operating losses and certain other tax attributes of NPC Group Inc., a wholly-owned subsidiary of Holding (together with the

Stockholder TRAs, as amended, modified or supplemented from time to time, the “TRAs”), to be effective immediately after the Vantiv Reclassification and before the IPO Closing Time;

2.1.5        Vantiv and Holding shall enter into the Advancement Agreement (as amended, modified or supplemented from time to time, the “Advancement Agreement”), to be effective immediately after the Vantiv Reclassification and before the IPO Closing Time; and

2.2           Contribution of IPO Proceeds.  At the IPO Closing Time, Vantiv shall contribute to Holding the proceeds of the IPO (less the underwriting discount) and, for the avoidance of doubt, net of the proceeds used to effect the purchases contemplated by Section 1.7, from the sale by Vantiv of shares of Class A Common Stock in the IPO in exchange for a number of Class A Units of Holding, pursuant to Section 2.4(b) of the Exchange Agreement, equal to the number of shares of Class A Common Stock sold by Vantiv in the IPO (net of the shares the proceeds of which were used to effect the purchases contemplated by Section 1.7).

ARTICLE III

FEES AND EXPENSES

3.1           Payment of Consent Modification Fee.  At the IPO Closing Time, Vantiv shall pay to FTB $15 million in cash together with any reimbursable out-of-pocket costs incurred by FTB and its Affiliates in connection with the IPO (as detailed in writing by FTB at least five business days prior to the IPO Closing Time) that are reasonable by wire transfer of immediately available funds to an account designated in writing to Vantiv in consideration of the modification of FTB’s consent rights as reflected in the Amended LLCA and the Amended Charter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1           Representations and Warranties by Vantiv.  Vantiv hereby represents and warrants to each of the other Parties as follows:

4.1.1        Organization.  Vantiv is, and upon adoption of the Amended Charter, will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by it.  Vantiv is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification is necessary under Applicable Law as a result of the conduct of its business or the ownership of its properties.

4.1.2        Capitalization, Equity Ownership. Immediately prior to the Recapitalization, the authorized capital stock of Vantiv consists solely of 512,000 shares of Old Common Stock, of which 509,305 shares are outstanding.  All shares of Old Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  There are no, and as of the Recapitalization, there will be no, Liens (as herein defined) on any shares of Old Common Stock.  Immediately following the Recapitalization, the authorized capital stock of Vantiv will consist solely of (i) 990,000,000 shares of New Common Stock, 175,760,489 of which will be issued and outstanding as set forth in more detail on Exhibit F, including 89,755,289 shares of New Class A Common Stock and 86,005,200 shares of New Class B Common Stock, and (ii) 10,000,000 shares of preferred stock, par value $0.00001 per share, none of which will be issued and outstanding.  The shares of New Common Stock, when issued, sold and delivered in accordance with the terms set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of Liens and restrictions on transfer, other than restrictions on transfer set forth in the Exchange Agreement and applicable state and federal securities laws, and except for Liens created by or imposed by a holder of New Common Stock on its shares after the IPO Closing Time. Vantiv has no subsidiaries or any equity interest in any person or entity other than in Holding and indirectly its subsidiaries.

4.1.3        Authority.  Vantiv has the corporate power and authority to enter into this Agreement, the Exchange Agreement, the Amended LLCA, the Registration Rights Agreement, the TRAs, the Advancement Agreement and the Amended Charter, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Exchange Agreement, the Amended LLCA, the Registration Rights Agreement, the TRAs and the Advancement Agreement and the consummation of the transactions contemplated hereby and thereby, including the Recapitalization, have been duly authorized by all necessary corporate action on the part of Vantiv and its stockholders, and no other proceeding or approval on the part of Vantiv or its stockholders is necessary to authorize the execution and delivery of such agreements or the performance thereof or the consummation of any of the transactions contemplated hereby and thereby in each case by Vantiv or Vantiv Holding, including the Recapitalization.  Each of this Agreement, the Exchange Agreement, the Amended LLCA, the Registration Rights Agreement, the TRAs and the Advancement Agreement, assuming the due authorization, execution and delivery of such agreement by the parties thereto other than Vantiv, represents a legal, valid and binding obligation of Vantiv, enforceable against Vantiv in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). Prior to the date hereof, the board of directors of Vantiv shall have approved in all respects the filing of the Amended Charter with the Secretary of the State of Delaware and the adoption of the Amended and Restated Bylaws of Vantiv.

4.1.4        Agreements With Respect to Vantiv Securities.  There are no, and immediately prior to the IPO Closing Time will be no, and neither Vantiv nor any subsidiary of Vantiv is bound by or subject to any, (i) preemptive or other outstanding rights, subscriptions, options, warrants, conversion, put, call, exchange or other rights, agreements, commitments, arrangements or understandings of any kind pursuant to which Vantiv or any subsidiary of Vantiv, contingently or otherwise, is or may become obligated to offer, issue, sell, purchase, return or redeem, or cause to be offered, issued, sold, purchased, returned or redeemed, any ownership or equity interest in Vantiv or any subsidiary of Vantiv or any securities exercisable or exchangeable for, or convertible into, any ownership or equity interest in Vantiv or any subsidiary of Vantiv; (ii) stockholder agreements, voting trusts, proxies or other agreements or understandings to which Vantiv or any subsidiary of Vantiv is a party or to which Vantiv or any subsidiary of Vantiv is bound relating to the holding, voting, sale, purchase, redemption or other acquisition of equity interests of Vantiv or any subsidiary of Vantiv; or (iii) agreements, commitments, arrangements, understandings or other obligations to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on any equity interests in Vantiv or any subsidiary of Vantiv; in each of clauses (i)—(iii), except pursuant to the Exchange Agreement, the Amended Charter, the Amended LLCA, the Warrant, the Underwriting Agreement, dated March 21, 2012, among the Company, Holding, the selling stockholders party thereto and J.P. Morgan Securities, LLC, Morgan Stanley & Co., LLC and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named therein, or the Vantiv, Inc. 2012 Equity Incentive Plan.

4.1.5        Non-Contravention.  The execution, delivery and performance by Vantiv of each of this Agreement, the Exchange Agreement, the Registration Rights Agreement, the Warrant, the TRAs and the Advancement Agreement and the consummation by Vantiv of the transactions contemplated hereby and thereby will not (i) contravene or violate any provision of any Applicable Law, (ii) conflict with or violate any provision of the certificate of incorporation or bylaws of Vantiv, (iii) conflict with, result in a breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, suspension, amendment, acceleration or cancellation, under any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral, to which Vantiv is a party or by which any property or asset of Vantiv is bound or affected, or (iv) require the consent of or filing with any Governmental Authority or any other third party.

4.1.6        Sole Representations and Warranties.  Except for the representations and warranties set forth in this Section 4.1 or in any instrument required to be delivered by Vantiv hereunder, Vantiv makes no other representations and warranties herein in connection with the issuance of the shares of New Common Stock pursuant to this Agreement.

4.2           Representations and Warranties by Holding.  Holding hereby represents and warrants to each of the other Parties as follows:

4.2.1        Organization.  Holding is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the limited liability company power and authority to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by it.  Holding is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification is necessary under Applicable Law as a result of the conduct of its business or the ownership of its properties.

4.2.2        Capitalization, Equity Ownership. Upon the Holding Unit Split, the capital structure of Holding will be as set forth in the Amended LLCA.  All Holding Units have been or will have been duly authorized and validly issued and fully paid and nonassessable. Any Holding Units to be issued at the IPO Closing Time to Vantiv in connection with the IPO will be duly authorized, validly issued, fully paid and nonassessable and free and clear of Liens.

4.2.3        Authority.  Holding has the limited liability company power and authority to enter into this Agreement, the Exchange Agreement, the Amended LLCA, the Warrant and the Advancement Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Exchange Agreement, the Amended LLCA, the Warrant and the Advancement Agreement and the consummation of the transactions contemplated hereby and thereby, including the Holding Unit Split, have been duly authorized by all necessary limited liability company action on the part of Holding and its members, and no other proceeding or approval on the part of Holding or its members is necessary to authorize the execution and delivery of such agreements or the performance thereof or the consummation of any of the transactions contemplated hereby and thereby by Holding, including the Holding Unit Split.  Each of this Agreement, the Exchange Agreement, the Amended LLCA, the Warrant and the Advancement Agreement, assuming the due authorization, execution and delivery of such agreement by the parties thereto other than Holding, represents a legal, valid and binding obligation of Holding, enforceable against Holding in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

4.2.4        Non-Contravention.  The execution, delivery and performance by Holding of each of this Agreement, the Exchange Agreement, the Amended LLCA, the Warrant and the Advancement Agreement and the consummation by Holding of the transactions contemplated hereby and thereby will not (i) contravene or violate any provision of any Applicable Law, (ii) conflict with or violate any provision of the Amended and Restated Limited Liability Company Agreement of Holding, as currently in effect, or the Amended LLCA, (iii) conflict with, result in a breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, suspension, amendment, acceleration or cancellation, under any material agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral, to which Holding or any of its subsidiaries is a party or by which any property or asset of Holding or any of its subsidiaries is bound or affected, or (iv) require the material consent of or filing with any Governmental Authority or any other third party.

4.2.5        Sole Representations and Warranties.  Except for the representations and warranties set forth in this Section 4.2 or in any instrument required to be delivered by Holding hereunder, Holding makes no other representations and warranties herein in connection with the Recapitalization.

4.3           Representations and Warranties of FTB, FTPS Partners, JPDN and the Existing Stockholders.  Each of FTB, FTPS Partners, JPDN and the Existing Stockholders (each, an “Investor” and collectively, the “Investors”) hereby represents and warrants to the other Parties on its own behalf (and not on behalf of any other Party), severally and not jointly, as follows:

4.3.1        Organization.  Such Investor is an entity duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, and has the corporate or other entity power and authority to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by it.  Such Investor is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification is necessary under Applicable Law as a result of the conduct of its business or the ownership of its properties.

4.3.2        Authority.  Such Investor has the corporate or other entity power and authority to enter into this Agreement and, as applicable, the Exchange Agreement, the Amended LLCA, the Registration Rights Agreement and the TRAs and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and, as applicable, the Exchange Agreement, the Amended LLCA, the Registration Rights Agreement and the TRAs and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or other entity action on the part of such Investor, and no other proceeding or approval on the part of such Investor or any equity holder, general partner, managing member, or similar person of such Investor is necessary to authorize such Investor’s execution and delivery of this Agreement or, as applicable, the Exchange Agreement, the Amended LLCA, the Registration Rights Agreement, or the TRAs or the performance of any of the transactions contemplated hereby or thereby.  Each of this Agreement and, as applicable, the Exchange Agreement, the Amended LLCA, the Registration Rights Agreement, and the TRAs, assuming the due authorization, execution and delivery of such agreement by the parties thereto other than such Investor, each represents a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

4.3.3        Non-Contravention.  The execution, delivery and performance by such Investor of each of this Agreement and, as applicable, the Exchange Agreement, the Amended LLCA, the Registration Rights Agreement, and the TRAs and the consummation by such Investor of the transactions contemplated hereby and thereby will not (i) contravene or violate any provision of any Applicable Law, (ii) conflict with or violate any provision of the articles of organization (or equivalent) of such Investor, (iii) conflict with, result in a breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, suspension, amendment, acceleration or cancellation, under any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral, to which such Investor is a party or by which any property or asset of such Investor is bound or affected, or (iv) require the consent of or filing with any Governmental Authority or any other third party.

4.3.4        Ownership and Transfer of Shares.  Each Investor identified on Exhibit A is the legal and beneficial owner of the shares of Old Common Stock set forth next to such Investor’s name on Exhibit A, free and clear of any and all Liens.

4.3.5        Corporate Action of Vantiv Stockholders. Prior to the date hereof, the requisite Investors shall have executed written consents authorizing and approving in all respects the filing of the Amended Charter with the Secretary of the State of Delaware.

4.3.6        Sole Representations and Warranties.  Except for the representations and warranties set forth in this Section 4.3 or in Section 4.4 or in any instrument required to be delivered by such Investor hereunder, such Investor makes no other representations and warranties herein in connection with the Recapitalization.

4.4           Additional Representation and Warranty of Advent Stockholders; Indemnity.

4.4.1        Representation and Warranty.  Each of the Existing Stockholders other than the Gary Lee Patsley Retained Annuity Trust No. 1 and the Pamela H. Patsley Retained Annuity Trust No. 1 (such Existing Stockholders, the “Advent Stockholders”), hereby jointly and severally represents and warrants to FTB, as of the date hereof, that Vantiv has not conducted any business prior to the date hereof, other than owning limited liability company interests of Holding, and has no liabilities or obligations of any nature other than pursuant to this Agreement, the Exchange Agreement, the Amended LLCA, the Registration Rights Agreement, the TRAs, the Advancement Agreement and the Amended Charter and de minimis ones.

4.4.2        Indemnity.  The Advent Stockholders, jointly and severally, hereby agree to indemnify, defend and hold harmless FTB and its affiliates and their respective directors, officers, shareholders, partners, members and employees and their heirs, successors and permitted assigns, each in their capacity as such, from, against and in respect of any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses, including fines and penalties (including expenses of investigation and reasonable attorney’s fees and expenses) imposed on, sustained, incurred or suffered by, or asserted against, any of FTB, Vantiv or their affiliates or their respective directors, officers, shareholders, partners, members and employees and their heirs, successors and permitted assigns, directly or indirectly relating to or arising out of any breach of the representation and warranty in Sections 4.1 and 4.4.1.

ARTICLE V

Miscellaneous

5.1           Certain Definitions.  The following terms shall have the meanings set forth below for the purposes of this Agreement:

5.1.1        “Applicable Law” shall mean, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, orders or certificates of any Governmental Authority applicable to such Person or any of its assets or property, and all judgments, injunctions, orders and decrees of any Governmental Authorities in proceedings or actions in which such Person is a party or by which any of its assets or properties are bound.

5.1.2        “Governmental Authority” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

5.1.3       “Lien” shall mean any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

5.1.4       “Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental authority or other entity.

5.2          Notices.  Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by facsimile, or (c) sent by overnight courier, in each case, addressed as follows:

If to Vantiv or Holding:	c/o Vantiv, Inc.
8500 Governor’s Hill Drive
Symmes Township, Ohio 45249
Attention: General Counsel

With a copy to:	Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, Massachusetts 02110
Facsimile No.: (617) 772-8333
Attention: Marilyn French, Esq.

If to Fifth Third Bank or FTPS Partners, to:	Fifth Third Bank 38 Fountain Square Plaza
Cincinnati, OH 45263
Facsimile No: (513) 534-6757
Attention: Paul Reynolds

With a copy to:	Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Facsimile No.: (212) 291-9085
Attention: Alexandra D. Korry and Andrew R. Gladin

If to JPDN:	JPDN Enterprises, LLC
4626 151 St.
Urbandale, Iowa 50323
Attention: Charles Drucker

With a copy to:	Vantiv, Inc.
8500 Governor’s Hill Drive
Symmes Township, OH 45249
Attention: General Counsel

If to any other Party:	To the addresses set forth with respect to such Investors on Exhibit F hereof.

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

Notice to the holder of record of any shares of capital stock shall be deemed to be notice to the holder of such shares for all purposes hereof.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (x) on the date received, if personally delivered, (y) on the date received if delivered by facsimile on a business day, or if not delivered on a business day, on the first business day thereafter and (z) two business days after being sent by overnight courier.  Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

5.3          Binding Effect, Etc.  This Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, other than any of the other agreements expressly referred to herein or and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns.  This Agreement may not be assigned without the prior written consent of all other parties hereto.

5.4          Descriptive Heading.  The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

5.5          Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.  A facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

5.6          Severability.  The provisions of this Agreement shall be deemed not to be severable.

5.7          Governing Law.  This Agreement and all claims, controversies or causes of action relating to, arising out of, or based upon, this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

5.8          Consent to Jurisdiction.  Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery or, if unavailable, the United States District Court for the District of Delaware , in each case, sitting in the City of Wilmington, Delaware (the “Chosen Courts”), for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the Chosen Courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the Chosen Courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such Chosen Court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the Chosen Courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the Chosen Courts whether on the grounds of inconvenient forum or otherwise.  Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the Chosen Courts in any court of competent jurisdiction.  Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified on Exhibit F hereof is reasonably calculated to give actual notice.

5.9          WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 5.9 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

5.10        Specific Performance.  Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond or furnishing other security, and in addition to all other remedies that may be available, shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available and no party shall oppose the granting of such relief on the basis that money damages would be sufficient.

5.11        Exercise of Rights and Remedies.  No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

5.12        Further Assurances.  The parties shall execute, deliver, acknowledge and file such further agreements and instruments and take such other actions as may be reasonably necessary from time to time to make effective this Agreement and the transactions contemplated hereby.

5.13        Time.  Time shall be of the essence of this Agreement.

[The remainder of the page is intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

VANTIV, INC.

By:	/s/ Charles D. Drucker
	Name:	Charles D. Drucker
	Title:	President and Chief Executive Officer

VANTIV HOLDING, LLC

By:	/s/ Charles D. Drucker
	Name:	Charles D. Drucker
	Title:	President and Chief Executive Officer

FIFTH THIRD BANK

By:	/s/ Greg D. Carmichael
	Name:	Greg D. Carmichael
	Title:	EVP & Chief Operating Officer

By:	/s/ Paul L. Reynolds
	Name:	Paul L. Reynolds
	Title:	EVP, Secretary and Chief Risk Officer

FTPS PARTNERS, LLC

By:	/s/ Paul L. Reynolds
	Name:	Paul L. Reynolds
	Title:	Executive Vice President

JPDN ENTERPRISES, LLC

By:	/s/ Charles D. Drucker
	Name:	Charles D. Drucker
	Title:	Manager

SIGNATURE PAGE TO RECAPITALIZATION AGREEMENT

Advent International GPE VI Limited Partnership
Advent International GPE VI-A Limited Partnership
Advent International GPE VI-B Limited Partnership
Advent International GPE VI-F Limited Partnership
Advent International GPE VI-G Limited Partnership

By:	GPE VI GP Limited Partnership, General Partner
By:	Advent International LLC, General Partner
By:	Advent International Corporation, Manager

By:	/s/ DAVID MUSSAFER

Advent International GPE VI-C Limited Partnership
Advent International GPE VI-D Limited Partnership
Advent International GPE VI-E Limited Partnership

By:	GPE VI GP (Delaware) Limited Partnership, General
Partner
By:	Advent International LLC, General Partner
By:	Advent International Corporation, Manager

By:	/s/ DAVID MUSSAFER

Advent Partners GPE VI 2009 Limited Partnership
Advent Partners GPE VI 2008 Limited Partnership
Advent Partners GPE VI — A Limited Partnership

By:	Advent International LLC, General Partner
By:	Advent International Corporation, Manager

By:	/s/ DAVID MUSSAFER

GPE VI FT Co-Investment Limited Partnership

By:	GPE VI FT Co-Investment GP Limited Partnership;
By:	Advent International LLC, General Partner;
By:	Advent International Corporation, Manager,

By:	/s/ DAVID MUSSAFER	, Vice President

SIGNATURE PAGE TO RECAPITALIZATION AGREEMENT

GARY LEE PATSLEY RETAINED ANNUITY TRUST NO.1

By:	/s/ Pamela H. Patsley
	Name:	Pamela H. Patsley
	Title:	Trustee

PAMELA H. PATSLEY RETAINED ANNUITY TRUST NO. 1

By:	/s/ Pamela H. Patsley
	Name:	Pamela H. Patsley
	Title:	Trustee

SIGNATURE PAGE TO RECAPITALIZATION AGREEMENT

Schedule I

Price Per Unit

The price per unit for purposes of Section 1.7 shall be $16.065.

Exhibit A

Vantiv Pre-Recapitalization Ownership

Stockholder	No. of Shares of Common Stock
Advent International GPE VI Limited Partnership	204,921
Advent International GPE VI-A Limited Partnership	119,742
Advent International GPE VI-B Limited Partnership	10,368
Advent International GPE VI-C Limited Partnership	10,561
Advent International GPE VI-D Limited Partnership	8,420
Advent International GPE VI-E Limited Partnership	25,500
Advent International GPE VI-F Limited Partnership	38,559
Advent International GPE VI-G Limited Partnership	24,301
Advent Partners GPE VI 2008 Limited Partnership	7,505
Advent Partners GPE VI 2009 Limited Partnership	225
Advent Partners GPE VI-A Limited Partnership	676
GPE VI FT Co-Investment Limited Partnership	55,478
Gary Lee Patsley Retained Annuity Trust No. 1	1,524
Pamela H. Patsley Retained Annuity Trust No. 1	1,525
Total	509,305

Exhibit B

Holding Pre-Recapitalization Ownership

Member	No. of Class A Units Held	No. of Class B Units Held	No. of Units Held
Vantiv, Inc.	50,930,455	0	50,930,455
Fifth Third Bank	0	44,515,182	44,515,182
FTPS Partners, LLC	0	4,418,000	4,418,000
JPDN Enterprises, LLC	69,545	66,818	136,363
Total	51,000,000	49,000,000	100,000,000

Exhibit C

Amended LLCA

Please see attached.

Exhibit D

Amended Charter

Please see attached.

Exhibit E

Amended Bylaws

Please see attached.

Exhibit F

Vantiv Post-Recapitalization Ownership

Stockholder	Notice Address	No. of Shares of Class A Common Stock Held	No. of Shares of Class B Common Stock Held	No. of Shares of Common Stock Held
Advent International GPE VI Limited Partnership	c/o Advent International Corporation 75 State Street Boston, MA 02109	36,016,982	0	36,016,982
Advent International GPE VI-A Limited Partnership	c/o Advent International Corporation 75 State Street Boston, MA 02109	21,045,894	0	21,045,894
Advent International GPE VI-B Limited Partnership	c/o Advent International Corporation 75 State Street Boston, MA 02109	1,822,283	0	1,822,283
Advent International GPE VI-C Limited Partnership	c/o Advent International Corporation 75 State Street Boston, MA 02109	1,856,205	0	1,856,205
Advent International GPE VI-D Limited Partnership	c/o Advent International Corporation 75 State Street Boston, MA 02109	1,479,902	0	1,479,902
Advent International GPE VI-E Limited Partnership	c/o Advent International Corporation	4,481,889	0	4,481,889

Stockholder	Notice Address	No. of Shares of Class A Common Stock Held	No. of Shares of Class B Common Stock Held	No. of Shares of Common Stock Held
	75 State Street Boston, MA 02109
Advent International GPE VI-F Limited Partnership	c/o Advent International Corporation 75 State Street Boston, MA 02109	6,777,143	0	6,777,143
Advent International GPE VI-G Limited Partnership	c/o Advent International Corporation 75 State Street Boston, MA 02109	4,271,152	0	4,271,152
Advent Partners GPE VI 2008 Limited Partnership	c/o Advent International Corporation 75 State Street Boston, MA 02109	1,319,081	0	1,319,081
Advent Partners GPE VI 2009 Limited Partnership	c/o Advent International Corporation 75 State Street Boston, MA 02109	39,546	0	39,546
Advent Partners GPE VI-A Limited Partnership	c/o Advent International Corporation 75 State Street Boston, MA 02109	118,814	0	118,814
GPE VI FT Co-Investment Limited Partnership	c/o Advent International Corporation 75 State Street Boston, MA 02109	9,750,832	0	9,750,832

2

Stockholder	Notice Address	No. of Shares of Class A Common Stock Held	No. of Shares of Class B Common Stock Held	No. of Shares of Common Stock Held
Gary Lee Patsley Retained Annuity Trust No. 1	c/o Advent International Corporation 75 State Street Boston, MA 02109	267,859	0	267,859
Pamela H. Patsley Retained Annuity Trust No. 1	c/o Advent International Corporation 75 State Street Boston, MA 02109	268,035	0	268,035
Fifth Third Bank	38 Fountain Square Plaza, Cincinnati, OH 45263	0	78,240,102	78,240,102
FTPS Partners, LLC	38 Fountain Square Plaza, Cincinnati, OH 45263	0	7,765,098	7,765,098
JPDN Enterprises, LLC	4626 151 St. Urbandale, Iowa 50323	239,672	0	239,672
Total	N/A	89,755,289	86,005,200	175,760,489

3

Exhibit G

Holding Post-Recapitalization Ownership

Member	Notice Address	No. of Class A Units Held	No. of Class B Units Held	No. of Units Held
Vantiv, Inc.	8500 Governor’s Hill Drive Symmes Township, Ohio 45249	89,755,290	0	89,755,290
Fifth Third Bank	38 Fountain Square Plaza, Cincinnati, OH 45263	0	78,240,102	78,240,102
FTPS Partners, LLC	38 Fountain Square Plaza, Cincinnati, OH 45263	0	7,765,098	7,765,098
Total	N/A	89,755,289	86,005,200	175,760,489